AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                               FINISHMASTER, INC.,


                              LDI AUTOPAINTS, INC.


                                       AND


                             LACY DISTRIBUTION, INC.




                          Dated as of February 16, 1998




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                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I            THE MERGER................................................1
         SECTION 1.1  The Merger...............................................1
         SECTION 1.2  Effective Time...........................................1
         SECTION 1.3  Effects of the Merger....................................1
         SECTION 1.4  Articles of Incorporation and By-Laws....................1
         SECTION 1.5  Directors................................................1
         SECTION 1.6  Officers.................................................1
         SECTION 1.7  Conversion of Shares.....................................1
         SECTION 1.8  Reorganization...........................................2

ARTICLE II           REPRESENTATIONS AND WARRANTIES OF AP AND
                     DISTRIBUTION..............................................2
         SECTION 2.1  Organization.............................................2
         SECTION 2.2  Capitalization...........................................2
         SECTION 2.3  Authority Relative to This Agreement.....................2
         SECTION 2.4  No Violation.............................................3
         SECTION 2.5  Financial Statements.....................................3
         SECTION 2.6  Information.  ...........................................4
         SECTION 2.7  Absence of Certain Changes;
                         No Undisclosed Liabilities............................4
         SECTION 2.8  Litigation...............................................4
         SECTION 2.9  Compliance with Applicable Law...........................4
         SECTION 2.10  Taxes...................................................5
         SECTION 2.11  Termination, Severance and Employment Agreements........6
         SECTION 2.12  Employee Benefit Plans; ERISA...........................6
         SECTION 2.13  Environmental Matters...................................7
         SECTION 2.14  Assets, Real Property, Intellectual Property............7
         SECTION 2.15  Labor Matters...........................................8
         SECTION 2.16  Certain Fees............................................8
         SECTION 2.17  No Default..............................................8

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF FMST....................9
         SECTION 3.1  Organization.............................................9
         SECTION 3.2  Authority Relative to This Agreement.....................9
         SECTION 3.3  No Violation.............................................9
         SECTION 3.4   Proxy Statement, Other Information.....................10
         SECTION 3.5  Certain Fees............................................10

ARTICLE IV           COVENANTS................................................10
         SECTION 4.1  Conduct of Business of AP...............................10
         SECTION 4.2  Access to Information...................................12


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         SECTION 4.3  Shareholders' Meeting...................................12
         SECTION 4.4  Cooperation.............................................13
         SECTION 4.5  Notification of Certain Matters.........................13
         SECTION 4.6  Public Announcements....................................13

ARTICLE V            CONDITIONS TO CONSUMMATION OF THE MERGER.................14
         SECTION 5.1  Conditions to Each Party's Obligation
                         To Effect the Merger.................................14

ARTICLE VI           TERMINATION; AMENDMENT; WAIVER...........................14
         SECTION 6.1  Termination.............................................14
         SECTION 6.2  Fees and Expenses.......................................15
         SECTION 6.3  Effect of Termination...................................15
         SECTION 6.4  Amendment...............................................15
         SECTION 6.5  Extension; Waiver.......................................16

ARTICLE VII          MISCELLANEOUS............................................16
         SECTION 7.1  Non-Survival of Representations,
                         Warranties and Agreements............................16
         SECTION 7.2  Indemnification.........................................16
         SECTION 7.3  Entire Agreement; Assignment............................16
         SECTION 7.4  Validity................................................16
         SECTION 7.5  Notices.................................................17
         SECTION 7.6  Governing Law...........................................18
         SECTION 7.7  Interpretation..........................................18
         SECTION 7.8  Parties in Interest.....................................18
         SECTION 7.9  Counterparts............................................18
         SECTION 7.10  Expenses...............................................18
         SECTION 7.11  Obligation of Distribution.............................18



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                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of February ___, 1998, by and among FinishMaster, Inc., an Indiana corporation ("FMST"), LDI AutoPaints, Inc., an Indiana corporation ("AP"), and Lacy Distribution, Inc., an Indiana corporation ("Distribution").

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Indiana Business Corporation Law ("IBCL"), AP shall be merged with and into FMST (the "Merger") as soon as practicable following the satisfaction of the conditions set forth in Section 6.1 hereof. Following the Merger, FMST shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of AP shall cease.

         SECTION 1.2 Effective Time. The Merger shall be consummated by filing, and shall be effective at the time of acceptance for filing by the Indiana Secretary of State of, articles of merger (the "Articles of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the IBCL, and such other documents as shall be required by the provisions of the IBCL (the time of such filing being the "Effective Time").

         SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth in the IBCL.

         SECTION 1.4 Articles of Incorporation and By-Laws. The Articles of Incorporation and Amended and Restated Code of By-Laws of FMST as in effect at the Effective Time shall be the articles of incorporation and code of by-laws of the Surviving Corporation.

         SECTION 1.5 Directors. The directors of FMST at the Effective Time shall be the directors of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their successors shall be elected or appointed and shall duly qualify.

         SECTION 1.6 Officers. The officers of FMST at the Effective Time shall be the officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the articles of incorporation and code of by-laws of the Surviving Corporation, or as otherwise provided by law.

         SECTION 1.7 Conversion of Shares. At the Effective Time, all of the issued and outstanding shares of AP (the "Shares") and the Four Million Forty-Five Thousand One Hundred (4,045,100) shares of the common stock of FMST owned by AP immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and

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converted  into the right to receive (i) Four  Million  Forty-Five  Thousand One
Hundred (4,045,100) shares of common stock of FMST, issued in respect of the Shares owned by AP which were cancelled in connection with the Merger, and (ii) One Million Five Hundred Forty-Two Thousand Four Hundred Sixteen (1,542,416) additional shares of the common stock of FMST (collectively the "Merger Consideration").

         SECTION 1.8 Reorganization. The parties intend that the transaction to be effected under this Agreement will be and is a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and each of the provisions of this Agreement shall be limited and construed in a manner consistent with that intention and result.

                                   ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF AP AND DISTRIBUTION

         Distribution represents and warrants to FMST as follows:

         SECTION 2.1 Organization. Distribution and AP are corporations duly organized and validly existing under the laws of the State of Indiana. AP is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a material adverse effect on the financial condition, results of operations, business or prospects of AP or on the ability of AP to consummate the transaction contemplated by this Agreement (which for all purposes hereof consists solely of the Merger) (a "Company Material Adverse Effect"). AP has made available to FMST true and correct copies of its articles of incorporation and code of by-laws.

         SECTION 2.2  Capitalization.

         (a) AP Capitalization. The authorized shares of AP consists of One Thousand (1,000) shares of common stock. As of the date hereof, there are One Hundred (100) shares issued and outstanding. Since December 31, 1997 through the date hereof, no shares have been issued. There are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating AP to issue, transfer or sell any shares of AP. All issued and outstanding Shares are validly issued, fully paid, nonassessable and free of preemptive rights.

         SECTION 2.3  Authority Relative to This Agreement.

         (a) Approvals. The execution and approval of this Agreement by Distribution and AP and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of Distribution and AP, and by Distribution in its capacity as the sole shareholder of AP. No other corporate proceedings on the part of Distribution or AP are necessary for the execution and delivery of this Agreement by AP and the consummation of the transactions contemplated hereby.

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This Agreement has been duly executed and delivered by AP and Distribution  and, assuming this Agreement constitutes a valid and binding obligation of FMST, this Agreement constitutes a valid and binding agreement of AP and Distribution enforceable against AP and Distribution in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by equitable principles.

         (b) Other Authorizations. Other than in connection with, or in compliance with, applicable requirements of the IBCL with respect to the transaction contemplated hereby, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by AP of the transaction contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, cause or result in a Company Material Adverse Effect.

         SECTION 2.4 No Violation. Neither the execution or delivery of this Agreement by AP, the performance by AP of its obligations hereunder nor the consummation by AP of the transaction contemplated hereby will (a) constitute a breach or violation of any provision of the articles of incorporation or code of by-laws of AP, (b) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of AP under, any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which AP is a party or by which it or any of its respective properties or assets is bound or (c) constitute a violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to AP, or any of its properties or assets, other than, in the case of clauses (b) and (c) above, such breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not have a Company Material Adverse Effect. No representation or warranty is made regarding whether or not any consent may be required in respect of any AP site lease.

         SECTION 2.5 Financial Statements. The audited financial statements of LDI AutoPaints - Florida Division as of December 31, 1997 have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes) and fairly present in all material respects the financial position of LDI AutoPaints - Florida Division as of the date thereof and the results of its operations and cash flows for the period then ended. The unaudited financial statements of AP as of January 31, 1998 have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes, and except that such financial statements do not contain all of the footnote disclosures required by GAAP) and fairly presents, in all material respects, the financial position of AP as of the date thereof. The unaudited balance sheet of AP as of January 31, 1998 excludes certain assets and liabilities of AP which have been distributed to and assumed by Distribution as of January 31, 1998 (which assets and liabilities were not, as of December 31, 1997, a part of the assets and liabilities of LDI AutoPaints - Florida), and are not, at the time of the execution of this Agreement, and will not be, at the Effective Time, a part of the assets

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or  liabilities  of AP. The assets and  liabilities  of AP shown on such balance sheet of AP as of January 31, 1998 consist of (1) all of the assets and liabilities of LDI AutoPaints - Florida Division, and (2) the Four Million Forty Five Thousand One Hundred (4,045,100) shares of FMST owned by AP. Neither AP nor any of its assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto, except those contracts and agreements copies of which have been made available to FMST.

         SECTION 2.6 Information. None of the information supplied in writing by AP specifically for inclusion or incorporation by reference in the Proxy Statement, if any, or any other document filed or to be filed by or on behalf of FMST with the SEC or any other governmental entity in connection with the transaction contemplated by this Agreement, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 2.7 Absence of Certain Changes; No Undisclosed Liabilities. Since December 31, 1997, there has not been a Company Material Adverse Effect. Since December 31, 1997, AP has not (i) except in the ordinary course of business, incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, or suffered any event or occurrence which, individually or in the aggregate, would have a Company Material Adverse Effect or (ii) made any material changes in accounting methods, principles or practices or (iii) declared, set aside or paid any dividend or other the distribution with respect to its shares other than the distribution to Distribution, as of January 31, 1998, of all assets and liabilities of AP other than (x) the business of LDI AutoPaints - Florida Division and (y) the Four Million Forty Five Thousand One Hundred (4,045,100) shares of FMST owned by AP. Since December 31, 1997, AP has conducted its operations in the ordinary course of business consistent with past practice in all material respects.

         SECTION 2.8 Litigation. There is no suit, claim, action, proceeding, or investigation pending or threatened in writing or, to the knowledge of AP, otherwise threatened against AP or any of its properties or assets before any court or governmental entity which, individually or in the aggregate, could, if determined adversely, reasonably be expected to have a Company Material Adverse Effect or delay the consummation of the transaction contemplated by this Agreement in any material respect. AP is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Company Material Adverse Effect or would delay the consummation of the transaction contemplated hereby in any material respect.

         SECTION 2.9 Compliance with Applicable Law. AP holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of its businesses, if any (the "AP Permits"), except where such failures to hold such permits, licenses, variances, exemptions, orders and approvals would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. AP is in compliance with the terms of the AP Permits, except where the failure so to comply would not, individually or in the aggregate,

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reasonably  be  expected to result in a Company  Material  Adverse  Effect.  The business of AP is not being conducted in violation of any law, ordinance or regulation of any governmental entity except for violations or possible violations which individually or in the aggregate are not reasonably expected to result in a Company Material Adverse Effect. No investigation or review by any governmental entity with respect to AP is pending or threatened in writing or, to the knowledge of AP, otherwise threatened, other than, in each case, those which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

         SECTION 2.10 Taxes. AP has filed, or caused to be filed, all federal, state, local and foreign income and other tax returns required to be filed by it, has paid or withheld, or caused to be paid or withheld, all taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), that are shown on such tax returns as due and payable, or otherwise required to be paid, other than such Taxes as are being contested in good faith and for which reserves have been established in accordance with GAAP except where the failure so to file or pay would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. AP has or will have paid all Taxes due with respect to any period ending on or prior to the Effective Time, or where the payment of Taxes is not yet due, have or will have established, or with respect to Taxes incurred after the date hereof, will timely establish in accordance with past practices, an adequate accrual in accordance with GAAP except for failures to pay or accrue that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no claims, assessments or audits pending or threatened in writing, or to AP's knowledge otherwise threatened, against AP for any alleged deficiency in any Tax, and AP does not know of any Tax claims or assessments threatened against AP which if upheld could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (after giving effect to any reserves maintained by AP). AP has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). There is no material inter-company item which would be taken into account by, or excess loss account which would be includable in income of, AP as a result of the transaction contemplated by this Agreement pursuant to the Treasury Regulations promulgated under Section 1502 of the Code. There are no waivers or extensions of any applicable statute of limitation to assess any Taxes. All returns filed by or on behalf of AP with respect to Taxes are true and correct in all material respects. There are no outstanding requests by AP for any extension of time within which to file any return (except for normal automatic extensions) or within which to pay any Taxes shown to be due on any return. There are no liens for any Taxes upon the assets of AP (other than statutory liens for Taxes not yet due and payable and liens for real estate taxes being contested in good faith) which individually or in the aggregate could have a Company Material Adverse Effect. AP is not a party to, is not bound by or does not have any obligation under, a tax sharing or tax allocation agreement or arrangement for the allocation, apportionment, sharing, indemnification or payment of taxes. The cancellation of the 4,045,100 shares of FMST held by AP, and the issuance in the Merger of a like number of shares to Distribution as part of the Merger Consideration, will not result in an adverse tax consequence to FMST of a magnitude greater than $50,000.


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         SECTION 2.11 Termination,  Severance and Employment Agreements.  AP has
provided to FMST a complete and accurate list of each employment or severance agreement of any officer of LDI AutoPaints - Florida not terminable by the terms thereof without material liability or obligation (either individually or collectively) on 60 days' or less notice.

         SECTION 2.12 Employee Benefit Plans; ERISA.

         (a) Except as previously disclosed to the FMST in writing, (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity- based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans (whether or not subject to ERISA) maintained or sponsored by AP or any member of Distribution's controlled group of entities (within the meaning of Code Sections 414(b), (c), (m) or (o)) (each, an "ERISA Affiliate"), for the benefit of any employee or former employee of AP or any of its ERISA Affiliates (individually, a "Plan," and collectively, the "Plans") is, and has been operated in accordance with its terms and in compliance (including the making of governmental filings) with all applicable laws, including ERISA and the applicable provisions of the Code, except for failures that would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) each of the Plans presently maintained by AP and intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, (iii) no "reportable event," as such term is defined in Section 4043(c) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation ("PBGC") has not been waived), has occurred with respect to any Plan that is subject to Title IV of ERISA which presents a risk of liability to any governmental entity or other person which, individually or in the aggregate, may reasonably be expected to have a Company Material Adverse Effect, and (iv) there are no pending or threatened in writing or to AP's knowledge otherwise threatened, claims (other than routine claims for benefits) by, on behalf of or against, any of the Plans or any trust related thereto which would, individually or in the aggregate, have a Company Material Adverse Effect. No Plan is a "multiemployer plan" (within the meaning of ERISA) nor to the knowledge of AP has AP or any ERISA Affiliate ever contributed or been required to contribute to any multiemployer plan.

         (b) (i) No Plan has incurred a material "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived and (ii) neither AP nor any ERISA Affiliate has incurred any liability under Title IV of ERISA except for required premium payments to the PBGC, which payments have been made when due, and no events have occurred which are reasonably likely to give rise to any liability of AP or an ERISA Affiliate under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against AP by the PBGC, in any such case, which presents a risk of liability which would, individually or in the aggregate, have a Company Material Adverse Effect.

         (c) With respect to each Plan, if any, that is subject to Title IV of ERISA, (i) AP has provided to FMST copies of the most recent actuarial valuation report prepared for such Plan prior to the date hereof, (ii) the assets and liabilities in respect of the accrued benefits as set forth in the

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most recent  actuarial  valuation  report  prepared by the Plan's actuary fairly presented the funded status of such Plan in all material respects, and (iii) since the date of such valuation report there has been no adverse change in the funded status of any such Plan which would, individually or in the aggregate, have a Company Material Adverse Effect.

         (d) Neither AP nor any ERISA Affiliate has failed to make any contribution or payment to any Plan which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code which would have a Company Material Adverse Effect.

         (e) AP has not sponsored, maintained, administered or contributed to or participated in a Plan subject to Title VI of ERISA within the last seven years.

         SECTION 2.13 Environmental Matters. AP has obtained and is in substantial compliance with the terms and conditions of all required permits, licenses and other authorizations required under Environmental Laws (as hereinafter defined), except for failures or noncompliance which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. AP is in substantial compliance with all applicable Environmental Laws, except for failures to comply which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. AP has disclosed past and present noncompliance with, or liability under, Environmental Laws and discharges, emissions, leaks, releases or disposals of any substance or waste regulated under or defined by Environmental Laws that have formed the basis of any claim, action, suite, proceeding, hearing or investigation under any applicable Environmental Laws which, in any such case, individually or in the aggregate, would have a Company Material Adverse Effect. AP has not received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in any common law or legal liability, or otherwise form the basis of any material liability under, any applicable Environmental Laws, which would, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Section 2.13, (a) "Environmental Laws" mean applicable federal, and local laws, regulations and codes relating in any respect to pollution or protection of the environment and (b) "Hazardous Substances" means any toxic, caustic, or otherwise dangerous substance (whether or not regulated under federal, state or local environmental statutes, rules, ordinances, or orders), including (i) "hazardous Substance" as defined in 42 U.S.C. ss. 9601, and (ii) petroleum products, derivatives, byproducts and other hydrocarbons.

         SECTION 2.14  Assets, Real Property, Intellectual Property.

         (a) AP owns or has rights to use all assets necessary to permit AP to conduct its business as it is currently being conducted except where the failure to own or have the right to use such assets would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (b) Except as previously disclosed to FMST, AP has, (i) good, valid and marketable or indefeasible title to all real property material to its business operations, free and clear of any liens, encumbrances, mortgages and security interests other than Permitted Liens (as hereinafter defined),

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or (ii) rights by lease or other  agreement to use all such real  property.  The term "Permitted Liens" shall mean (i) liens or encumbrances for water, sewage and similar charges and current taxes and assessments not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens or encumbrances arising or incurred in the ordinary course of business, (iii) liens, encumbrances, mortgages and security interests arising or resulting from any action taken by FMST, (iv) liens, encumbrances, mortgages and security interests of record or securing indebtedness, (v) liens, encumbrances, mortgages and security interests incurred in the ordinary course of business since December 31, 1997, (vi)
easements,   rights  of  way,   restrictions   and  other  similar   charges  or
encumbrances,  and  any  other  liens,  encumbrances,   mortgages  and  security
interests, that do not materially interfere with the ordinary conduct of AP's business. All real property leases under which AP is a lessee or lessor are, as of the date hereof, valid, binding and enforceable in accordance with their terms, and there are not existing defaults thereunder which would, individually or in the aggregate, have a Company Material Adverse Effect.

         (c) As presently used by AP, none of the Intellectual Property owned by AP is infringed or challenged or threatened in any way, except for infringements, challenges or threats which would not individually or in the aggregate, have a Company Material Adverse Effect. "Intellectual Property" means trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, copyright registrations, patents and all applications therefor and all other similar proprietary rights.

         SECTION 2.15 Labor Matters. AP has not (i) been subject to, threatened in writing, or to AP's knowledge otherwise threatened, with any strike, lockout or other labor dispute the result of which had or could reasonably be expected to have or constitute, a Company Material Adverse Effect, or (ii) received written notice of any pending petition for certification before the National Labor Relations Board with respect to any group of employees of AP who are not currently organized. AP is not a party to any collective bargaining agreement with a labor union.

         SECTION 2.16 Certain Fees. Neither AP nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finder's fees or commissions in connection with the transaction contemplated herein.

         SECTION 2.17 No Default. Except for defaults or violations which, in the aggregate, would not reasonably be expected to constitute a Company Material Adverse Effect, AP is not in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of any material term, condition or provision of (i) its articles of incorporation, code of by-laws, or other governing documents, (ii) any note, mortgage, indenture or other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or contractual obligation to which AP is now a party or by which it or any of its assets may be bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to AP on the date hereof.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF FMST

         FMST represents and warrants to AP and Distribution as follows:

         SECTION 3.1 Organization. FMST is a corporation duly organized and validly existing under the laws of the State of Indiana and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or so to qualify would have a material adverse effect on the financial condition, results of operations or businesses of FMST.

         SECTION 3.2  Authority Relative to This Agreement.

         (a) Approvals. FMST has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of this Agreement by its shareholders to the extent required by applicable law or the NASDAQ National Market System ("NMS"), to consummate the transaction contemplated hereby. The execution and delivery of this Agreement by FMST and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of FMST, and no other corporate proceedings on the part of FMST are necessary for the execution and delivery of this Agreement by FMST and, subject to the filing of the Articles of Merger pursuant to Section 1.2 and obtaining the necessary approvals of FMST's shareholders to the extent required by applicable law or the NMS, the performance by FMST of its obligations hereunder and the consummation by FMST of the transactions contemplated hereby. This Agreement has been duly executed and delivered by FMST and, assuming this Agreement constitutes a valid and binding obligation of each of AP and Distribution, this Agreement constitutes a valid and binding agreement of FMST, enforceable against FMST in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

         (b) Other Authorizations. Other than in connection with, or in compliance with applicable requirements of the IBCL with respect to the transaction contemplated hereby, the Exchange Act, the securities laws of the various states, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by FMST of the transactions contemplated by this Agreement other than authorizations, consents and approvals of which the failure to obtain, or filings of which the failure to make, would not, in the aggregate, have a material adverse effect on the financial condition, results of operations or business of FMST or on the ability of FMST to consummate the transaction contemplated hereby.

         SECTION 3.3 No Violation. Neither the execution or delivery of this Agreement by FMST, the performance by FMST of its respective obligations hereunder nor the consummation by it of the transaction contemplated hereby will
(a) constitute a breach or violation under the Articles of Incorporation or Code of By-Laws of FMST or (b) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of FMST under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which either FMST is a party or by which they or any of their properties or assets are bound or (c) constitute a violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to FMST or any of their properties or assets, other than, in the case of clauses (b) and (c) above, such breaches. violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not have a material adverse effect on the financial condition, results of operations or business of FMST taken as a whole or on the ability of FMST to consummate the transaction contemplated hereby.

         SECTION 3.4 Proxy Statement, Other Information. No document filed or to be filed by or on behalf of FMST with the SEC or any other governmental entity in connection with the transaction contemplated by this Agreement, contained when filed, or will contain, at the respective times filed with the SEC or other governmental entity, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by AP in writing specifically for inclusion or incorporation by reference in any such document. None of the information supplied in writing by FMST specifically for inclusion or incorporation by reference in the Proxy Statement, if any, or any other document filed or to be filed by or on behalf of FMST with the SEC or any other governmental entity in connection with the transaction contemplated by this Agreement, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.5 Certain Fees. Neither FMST nor its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finder's fees or commissions in connection with the transaction contemplated herein for which AP could have any liability, except for the financial advisory fee payable to McDonald & Company in connection with the rendering of its fairness opinion to the Independent Committee.

                                   ARTICLE IV
                                    COVENANTS

         SECTION 4.1 Conduct of Business of AP. Except as contemplated by this Agreement, as previously disclosed to FMST or as otherwise agreed by the parties hereto, during the period from the date of this Agreement to the Effective Time, AP will conduct its operations in accordance with its ordinary and usual course of business and consistent with past practice in all material respects. Without limiting the generality of the foregoing, and except as contemplated by this Agreement or as previously disclosed to FMST, prior to the Effective Time, AP will not, without the prior written consent of FMST (such consent not to be unreasonably withheld):

         (a) issue, sell or repurchase, or authorize or propose the issuance, sale or repurchase of any shares of common stock of AP, or securities convertible into such shares, or any rights, warrants or options to acquire such shares or other convertible securities;

         (b)      declare or pay any dividend or distribution on its shares;

         (c) except for such transactions in the ordinary course of business or fees and expenses related to the transaction contemplated hereby, authorize or enter into any agreement with respect to any commitment or transaction which requires AP to pay in excess of $50,000 in the aggregate;

         (d) except in the ordinary course of business consistent with past practice and except as previously disclosed to FMST or as may be required by law, adopt or amend in any material respect or terminate any profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement (collectively, "Compensation Plans"), or grant, or become obligated to grant, any general increase in the compensation of executive officers or any increase in the compensation payable or to become payable to any executive officer or institute any material new welfare program or Compensation Plan, or make any material change in any Compensation Plan;

         (e) except as required by the consummation of the Merger, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business;

         (f) except for transactions in the ordinary course of business (i) incur, assume or prepay any long-term or short-term debt or issue any debt securities except for borrowing under existing lines of credit or prepayments or other borrowings not to exceed $100,000 in the aggregate; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person;
(iii) make any loans, advances or capital contributions to, or investments in, any other person (other than advances to customers in amounts not to exceed $25,000 in the aggregate, or customary loans to employees in amounts not material to the maker of such loan); (iv) pledge or otherwise encumber shares of AP; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any lien thereupon, excluding Permitted Liens;

         (g) propose or adopt any amendments to its article of incorporation or code of by-laws;

         (h) except for transactions in the ordinary course of business, contemplated hereby or otherwise disclosed herein, acquire, sell, lease or dispose of any assets which in the aggregate are material to AP taken as a whole, or enter into or modify, amend, terminate or waive any rights under any commitments, contracts, agreements or transactions which would, individually or in the aggregate, be material to AP taken as a whole;

         (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

         (j) make any material tax election or settle or compromise any material federal, state or local tax liability or assent to the assessment of any federal, state or local tax;

         (k) authorize any new capital expenditure or expenditures not reflected in the capital expenditure budget provided to FMST and which in the aggregate are in excess of $25,000; or

         (1) agree, in writing or otherwise, to take any of the foregoing actions.

         SECTION 4.2 Access to Information. So long as this Agreement has not been terminated, between the date of this Agreement and the Effective Time, AP will give FMST and its authorized representatives access during normal business hours to all stores, offices, warehouses and other facilities and to all books and records, will permit FMST to make such inspections as it may reasonably require and will cause its officers and use reasonable best efforts to cause its accountants promptly to furnish FMST with such financial and operating data and other information with respect to the business and properties of AP as FMST may from time to time reasonably request.

         SECTION 4.3 Shareholders' Meeting.

         (a) Shareholder Approval of FMST. If required by applicable law or the NMS in order to consummate the Merger, FMST, acting through its Board of Directors, shall, in accordance with its articles of incorporation and such requirements:

                  (i) duly call, give notice of, convene and hold a meeting of its shareholders as soon as practicable after the execution of this Agreement or to take such actions necessary to cause the Merger to be considered at its next annual meeting of shareholders;

                  (ii) subject to its fiduciary duties under applicable law as advised by counsel, include in the Proxy Statement the recommendation of its Board of Directors that shareholders of FMST vote in favor of the approval and adoption of this Agreement; and

                  (iii) use its reasonable best efforts (x) to obtain and furnish the information required to be included by it in the Proxy Statement, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the execution of this Agreement and
         (y) subject to its fiduciary duties under applicable law as advised by counsel, to obtain the necessary approval of the Merger by its shareholders.

         (b) Voting of Shares by AP. AP agrees that, at the meeting of the shareholders of FinishMaster at which the Merger is considered, all of the shares of FinishMaster owned by AP will be voted in favor of the Merger.

         SECTION 4.4 Cooperation. Subject to the terms and conditions herein provided and to the fiduciary duties of FMST's directors as advised by counsel to FMST, each of the parties hereto agrees to use its reasonable best efforts (and to use its reasonable best efforts to cause its affiliates) (a) to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transaction contemplated by this Agreement including, without limitation, (i) promptly making any filings that are required to be made or seeking any consents, approvals, permits or authorizations that are required to be obtained under any federal, state or other law or regulation,
(ii) using its reasonable best efforts to respond promptly and fully to any and all inquiries of government officials or agencies and to endeavor to resolve any inquiries or objections made by any such officials or agencies, and (iii) using its reasonable best efforts to prevent or ameliorate the effects of any Order or Injunction to refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would impair such party's ability to consummate the transactions contemplated hereby. In case at any time before or after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their respective reasonable best efforts to take all such necessary action.

         SECTION 4.5 Notification of Certain Matters. Each of the parties hereto shall give the others prompt notice of (i) the occurrence, or non-occurrence, of any event which causes or has caused any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of AP or FMST, as the case may be, or any officer, director, employee, representative or agent thereof, to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 4.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 4.6 Public Announcements. FMST and AP will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by law or any securities exchange or similar authority. The parties agree that, upon execution of this Agreement, they will cause to be disseminated a joint press release.

                                    ARTICLE V
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 5.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where legally permissible, prior to the Effective Time of the following conditions:

         (a) This Agreement shall have been adopted by the requisite vote of the shareholders of FMST in accordance with applicable law and the requirements of NMS, if such vote is required by applicable law or the NMS;

         (b) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Merger; provided, however, that AP and FMST shall use their reasonable best efforts to have any such order, decree or injunction vacated and otherwise take all actions required pursuant to Section 4.4;

         (c) delivery of fairness opinion rendered by McDonald & Company to the Independent Directors; and

         (d) the representations and warranties of AP and Distribution (which may be waived by FMST) and of FMST (which may be waived by Distribution) shall be true and correct in all material respects.

                                   ARTICLE VI
                         TERMINATION; AMENDMENT; WAIVER

         SECTION 6.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of FMST:

         (a) by mutual written consent duly authorized by the boards of directors of AP, Distribution and FMST (including, if required, the Independent Committee);

         (b) by FMST, Distribution or AP if the Effective Time shall not have occurred on or before June 30, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

         (c) by FMST, Distribution or AP if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

         (d) by FMST if (i) there shall have been a breach of any representation or warranty on the part of the AP or Distribution under this Agreement having a Company Material Adverse Effect, which shall not have been cured prior to 10 days following notice of such breach (provided, however, that if any of the representations and warranties is already qualified in any respect by materiality or as to the Company Material Adverse Effect for purposes of this
Section  6.1(d)  such   materiality  or  the  Company  Material  Adverse  Effect
qualification will be in all respects ignored (but subject to the overall standard as to materiality set forth immediately prior to this proviso)), or
(ii) there shall have been a material breach of any covenant or agreement in this Agreement on the part of the AP or Distribution, which materially adversely affects the consummation of the Merger which shall not have been cured prior to 10 days following notice of such breach;

         (e) by AP or Distribution if (i) there shall have been a breach of any representation or warranty in this Agreement on the part of FMST which materially adversely affects the consummation of the Merger, which shall not have been cured prior to 10 days following notice of such breach (provided, however, that if any of the representations and warranties is already qualified in any respect by materiality or as to a material adverse effect for purposes of this Section 6.1(e) such materiality or material adverse effect qualification will be in all respects ignored (but subject to the overall standard as to materiality set forth immediately prior to this proviso)), or (ii) there shall have been a material breach of any covenant or agreement in this Agreement on the part of FMST which materially adversely affects the consummation of the Merger which shall not have been cured prior to 10 days following notice of such breach.

         SECTION 6.2 Fees and Expenses. Except as set forth in this Agreement, whether or not the Merger is consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         SECTION 6.3 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Sections 4.7, 6.2 and 7.9. Nothing contained in this Section 6.3 shall relieve AP or Distribution, or FMST, from liability for any breach of this Agreement.

         SECTION 6.4 Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by AP, Distribution and FMST (and the shareholders of FMST, if required by applicable law) at any time before or after adoption of this Agreement by the shareholders of FMST, but no amendment shall be made which increases the consideration, changes the form of consideration to be received by the holder of the Shares in the Merger, or which adversely affects the rights of shareholders of FMST hereunder without the approval of such shareholders and, if required, the Independent Committee. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         SECTION 6.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein unless waiver is unlawful or specifically prohibited. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE VII
                                  MISCELLANEOUS

         SECTION 7.1 Non-Survival of Representations, Warranties and Agreements. The representations and warranties made herein shall terminate on the first anniversary of the Effective Time or the earlier termination of this Agreement pursuant to Section 6.1 as the case may be; provided, however, that if the Merger is consummated, the representation and warranty contained in Section 2.10 shall survive for a period equal to the applicable statute of limitations for tax matters (each of the above referenced time periods being hereinafter referred to as a "Survival Period").

         SECTION 7.2 Indemnification. During the Survival Period applicable to that certain representation and warranty, Distribution agrees to indemnify and hold harmless FMST from any and all claims, action, damages, losses, costs and expenses (including reasonably attorneys' fees) incurred by FMST in connection with any representation or warranty made by Distribution in this agreement having been untrue in any material respect at the time made. During the Survival Period applicable to that certain representation and warranty, FMST hereby agrees to indemnify and hold harmless Distribution from any and all claims, actions, damages, losses, costs and expenses (including reasonably attorneys' fees) incurred by Distribution in connection with any representation or warranty made by FMST in this agreement having been untrue in any material respect as of the date made.

         SECTION 7.3 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

         SECTION 7.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 7.5 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) one business day after delivery to a reputable overnight courier service (e.g. Federal Express), postage pre-paid, or (iii) delivered by telecopy and promptly confirmed by telephone and by delivery of a copy in person or overnight as aforesaid, in each case with postage prepaid, addressed as follows:

                  If to FMST:

                              FinishMaster, Inc.
                              54 Monument Circle
                              Indianapolis, Indiana 46204
                              Telecopy:    (317) 237-5430
                              Attention:   Andre B. Lacy, Chairman of the Board

                  with a copy to:

                              Barnes & Thornburg
                              11 S. Meridian Street, Suite 1300
                              Indianapolis, Indiana 46204
                              Telecopy:    (317) 231-7433
                              Attention:   Robert H. Reynolds, Esquire

                  and

                              Sommer & Barnard
                              111 Monument Circle, Suite 4000
                              Indianapolis, Indiana 46204
                              Telecopy:    (317) 236-9802
                              Attention:   James A. Strain, Esquire

                  If to AP or Distribution:

                              LDI AutoPaints, Inc.
                              54 Monument Circle
                              Indianapolis, Indiana 46204
                              Telecopy:    (317) 237-5430
                              Attention:   Andre B. Lacy, Chairman of the Board
                  with a copy to:

                              Barnes & Thornburg
                              11 S. Meridian Street, Suite 1300
                              Indianapolis, Indiana 46204
                              Telecopy:    (317) 231-7433
                              Attention:   Robert H. Reynolds, Esquire

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 7.7 Interpretation. When a reference is made in this Agreement to the "knowledge of AP," such reference shall mean the actual knowledge of the Chief Executive Officer or President of AP. For purposes of this Agreement AP shall not be deemed to be an affiliate of FMST. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

         SECTION 7.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for the provisions of Section 1.7 and 4.7, which are intended to be for the benefit of the persons referred to therein and their beneficiaries (and may be enforced by such persons as intended third-party beneficiaries), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 7.10 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         SECTION 7.11 Obligation of Distribution. Whenever this Agreement requires AP to take any action, such requirement will be deemed to include an undertaking on the part of Distribution to cause AP to take such action.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                        FINISHMASTER, INC.
                                        ("FMST")

                                        By:      /s/ Andre B. Lacy
                                             ---------------------------------
                                        Name:    Andre B. Lacy
                                        Title:   Chairman of the Board & CEO

                                        LDI AUTOPAINTS, INC. (" AP ")

                                        By:      /s/ Andre B. Lacy
                                             ---------------------------------
                                        Name:    Andre B. Lacy
                                        Title:   Chairman of the Board & CEO

                                        LACY DISTRIBUTION, INC.
                                        ("Distribution")

                                        By:      /s/ Andre B. Lacy
                                             ---------------------------------
                                        Name:    Andre B. Lacy
                                        Title:   Chairman of the Board & CEO